PRESS RELEASE

                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580

FOR IMMEDIATE RELEASE
September 18, 2001

                            Quad City Holdings, Inc.
                 Announces the Closing of its Private Placement

         Quad City Holdings, Inc. (Nasdaq Small/Cap: QCHI) today announced that it has completed a $5.2 million private placement for its common stock. Under the terms of the private placement, the Company sold 475,424 shares for $11.00 per share. The Company focused the private placement on potential investors who reside in Cedar Rapids, Iowa and the surrounding communities. The proceeds of the private placement and $5 million in additional funds were used to capitalize Cedar Rapids Bank and Trust Company, a bank the Company opened for business on Friday, September 14, 2001.

         The shares of common stock issued in the private placement were not registered under the Securities Act of 1933, as amended, and are subject to statutory restrictions on transfer and resale. The shares may not be transferred or sold except as permitted under the Securities Act and applicable state securities laws or pursuant to registration or as allowed under an exemption from registration.

         This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.